OPTIMUMBANK HOLDINGS, INC.

INSIDER TRADING POLICY

(Approved by the Board of Directors to be effective on February 24, 2026)

This is the Insider Trading Policy (this "Policy") of OptimumBank Holdings, Inc. and its subsidiaries (the "Company"). This Policy covers all Company personnel, which includes (1) employees and officers, (2) members of the Board of Directors (the "Board"), and (3) consultants or independent contractors whose business relationship with the Company provides access to Material Nonpublic Information regarding the Company ("Representatives"). This Policy also applies to (1) any family member who lives in the same household as a person covered by this Policy, or (2) any person controlled by or under common control with any person described in the preceding sentence. All the foregoing persons are "Covered Persons".

Various defined terms used in this Policy are provided in Section 7.

1. Reasons for this Policy

(a) Violators of the U.S. insider trading laws face significant criminal and civil penalties. The Company and its officers and members of the Board could also face significant penalties for failing to take steps to prevent violations by Company personnel. Additional penalties may be assessed under state securities or "blue sky" laws ("Blue Sky Laws").

(b) In addition, violations of insider trading laws can result in significant expense to the Company in connection with investigations by bank or securities regulators or criminal authorities. Violations could prevent the Company from using or assisting customers to use U.S. Securities and Exchange Commission ("SEC") Rule 506 for limited offerings of securities exempt from registration under the Securities Act of 1933 or require cautionary disclosures that may discourage investors. The public and the securities markets could lose confidence in the Company and its securities as a result of violations. These could substantially harm the Company and its shareholders.

2. Prohibited Insider Trading and Disclosure of Material Nonpublic Information

(a) All Covered Persons are prohibited from buying or selling any Security of any entity while in possession of Material Nonpublic Information, regardless of whether the trading window is open or closed ("Insider Trading").

(b) In addition, all Covered Persons are prohibited from disclosing Material Nonpublic Information to other persons, including colleagues within the Company, friends and family. However, Material Nonpublic Information may be disclosed to certain persons for the express purpose of performing an authorized act or service necessary to the Company in accordance with the Company's policies, such as to colleagues within the Company whose jobs require them to have such information and accountants, attorneys and other persons who hold a duty of trust and confidence with the Company.

(c) Covered Persons are subject to, and shall comply with this Policy in all capacities, including when acting as an agent, power of attorney, representative, nominee or fiduciary or otherwise for or on behalf of any other person or entity.

3. Specific Procedures Applicable to All Personnel

The following procedures are also considered part of this Policy and your compliance with them is also required.

(a) All Covered Persons are prohibited from providing Material Nonpublic Information to "expert networks," Market Professionals or other similar entities or persons. However, authorized disclosure of Material Nonpublic Information to Market Professionals pursuant to any current or future Company disclosure policy will not be in violation of this Section 3(a).

(b) In addition to the general prohibition on Insider Trading set forth in this policy, you must observe the "Blackout Period" described below. Periods outside Blackout Periods are "trading windows":

(i) No Covered Person may engage in a transaction (purchase or sale) in the Company Securities from the fifteenth (15th) day of the third calendar month of each fiscal quarter through the close of business on the first trading day after the Company's financial results for such quarter have been publicly disclosed.

(c) If you are a Section 16 Officer, a member of the Board of Directors or a Key Employee (as such may be designated in writing by the Board from time to time and which designation shall continue until terminated in writing by the Board) you must inform and receive approval from the Company's "Insider Trading Policy Administrator", currently Avi Zwelling, Esq. (or if same is not available, the Board itself) whenever you intend to execute a trade in Company Securities, including entering into, modifying or terminating a Qualified Selling Plan, if any; and the placing of limit orders. At the time of executing a trade in Company Securities, you will be responsible for determining that you are not in possession of, and do not have access to, Material Nonpublic Information, and for verifying that the Company has not imposed any restrictions on your ability to engage in trades. Generally, approval to execute such a trade will be granted subject to a time limitation within which the trade must be executed. If no time limit is specified, then the approval will expire at the close of the NYSE American (or such other exchange or over-the-counter market on which the Company's Securities are then principally traded) on the third trading day after approval (including the day of approval).

(d) No Covered Person may engage in transactions with respect to Company Securities of a speculative nature at any time, including, but not limited to, put options. You are prohibited at all times from short-selling Company Securities or engaging in transactions involving Company Derivative Securities. This prohibition includes, but is not limited to, trading in Company-based put option contracts, including straddles, and the like. However, as indicated below, you are not prohibited from receiving and exercising options, restricted stock units, stock appreciation rights or other Derivative Securities granted under the Company's equity incentive plans.

(e) The Board shall have the authority to impose additional restrictions on trading in Company Securities at any time. In such event, the Board will notify the affected individuals of the additional restrictions personally or by e-mail

(f) If you have placed a limit order or open instruction to buy or sell Company Securities, you are responsible for cancelling such instructions immediately in the event restrictions are imposed on your ability to trade, including your possession of Material Nonpublic Information or the imposition or effectiveness of a Blackout Period or other trading restrictions.

(g) Transactions that would otherwise be prohibited by this Policy are allowed if they are made pursuant to a Qualified Selling Plan. Any Qualified Selling Plan must be delivered promptly to the Board together with a written confirmation by the Covered Person that such plan meets the requirements of a Qualified Selling Plan and applicable law. The Company will disclose publicly the terms of any Qualified Selling Plan in accordance with law.

(h) "Non-Market Transactions" are allowed even while in the possession of Material Nonpublic Information. Non-Market Transactions are:

(i) Exercise of a stock option (without a subsequent or contemporaneous sale of Company Securities, such as "cashless exercises") under a Company equity incentive plan.

(ii) Acquisition of shares consistent with instructions established under a Company employee stock purchase plan without a subsequent sale of the shares.

(iii) Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an election is made to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.

(iv) Bona fide gifts of Company Securities. However, whether a gift is bona fide will depend on the circumstances surrounding each gift, including the donor's relationship with the recipient and the nature of the tax benefit of the donor. If you are uncertain as to whether a gift is bona fide, you should contact the Insider Trading Policy Administrator for clarification.

(v) A specific, non-market transaction approved in advance by the Board.

(i) If you receive an outside request for information, comments or interviews regarding the Company (other than routine product inquiries) that may result in the dissemination of Material Nonpublic Information, you must direct the request to the Company's Chief Financial Officer so that an authorized spokesperson of the Company may determine whether or how to respond to the request consistent with the Company's obligations under Regulation Fair Disclosure ("Regulation FD").

4. Additional Procedures Applicable to Section 16 Officers and Members of the Board

(a) Before any Section 16 Officer or a member of the Board may purchase or sell any Company Securities, he or she is required to contact the Company's SEC counsel regarding (i) compliance with resales pursuant to SEC Rule 144 or in other transactions exempt from registration under the U.S. Securities Laws and applicable Blue Sky laws; (ii) resales of Company

Securities pursuant to any available Company registration statement that is effective and is not the subject of any stop order or contractual limitation; and (iii) the preparation of the requisite form required under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and/or schedule, such as Schedule 13D or Schedule 13G required under Section 13 of the Exchange Act to be filed with the SEC.

(b) The Company's SEC counsel will, if requested, assist in completing a Form 144, Form 4, or other Section 16 filing in reliance upon information provided by. However, the completion, contents and filing of any Form 144, Section 16 filing, and any Schedule 13D or Schedule 13G are the sole responsibility of each Section 16 Officer, member of the Board or other reporting person, as applicable.

5. Additional Guidance to All

(a) With respect to Material Nonpublic Information of the Company, this Policy applies to you regardless of how you become aware of the information. When you are in possession of Material Nonpublic Information of the Company, you have a duty to the Company to keep that information confidential and not to use it for your personal benefit, and you cannot provide it to or "tip" anyone for their benefit.

(b) If you are aware of Material Nonpublic Information about the Company, the prohibition against trading in Company Securities applies to you even if the trading window is otherwise permitted because the Company is not in a Blackout Period.

(c) If you have any questions as to whether any information you have is Material or Nonpublic, you should contact the general or SEC counsel of the Company for clarification.

(d) If you believe you may be aware of Material Nonpublic Information and you are contemplating a transaction in Company Securities, you must contact the general or SEC counsel of the Company (or if neither is available, the Company's Chief Financial Officer) prior to executing the transaction to determine if you may properly proceed. Officers and members of the Board should be particularly careful to avoid even the appearance of engaging in improper securities transactions.

(e) "Material" is defined specifically in Section 6 below. Information is Material if the information would make you more inclined to buy or sell Company stock or is likely to affect the Company's stock price, whether positive or negative, you should consider it to be Material. **WHEN IN DOUBT, DO NOT TRADE**.

(f) There are no exceptions to this Policy. One of the Company's responsibilities as a public company is to enforce this Policy. Except as specifically permitted by this Policy (for example, in the case of Non-Market Transactions and transactions pursuant to a Qualified Selling Plan), you must refrain from a transaction even if you planned or committed to the transaction before you came into possession of the Material Nonpublic Information, regardless of the economic loss that you believe you might suffer as a consequence of not trading. Also, if you are in possession of Material Nonpublic information, it does not matter that publicly disclosed information might provide an independent basis for engaging in the transaction. EXCEPT AS

SPECIFICALLY PERMITTED BY THIS POLICY, YOU CANNOT TRADE IN SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION.

(g) Trading Amount is Irrelevant. There are no dollar minimums or limits on the size of a transaction that will trigger insider trading liability or a violation of this Policy or applicable law. The SEC and Department of Justice have pursued relatively small trades, and the Company does not permit any Insider Trading, even if the trades involved are for small amounts. In addition, you can be subject to civil and criminal penalties, even if you receive no monetary benefit from disclosing or using Material Nonpublic Information.

(h) Avoid "Tipping" Others. You should be aware of anyone who appears to be asking you for Nonpublic Information of any kind about the Company, even if you do not believe that the information, standing alone, is Material, particularly if the person is offering you anything of value in exchange, including non-monetary compensation or relationships. Securities traders employ many means, including so-called "expert networks," to try to extract confidential information from employees at all levels of a company. Remember that Nonpublic Information may only be disclosed by persons specifically authorized to discuss it. Do not tip or provide Nonpublic Information to relatives, friends or other persons or entities – it is illegal even if you get no monetary benefit, and both you and the tippees will be liable.

6. Consequences for Violations of this Policy

(a) Failure to comply with this Policy could result in a serious violation of Securities Laws by you and/or the Company, and can subject you to civil and criminal penalties. In addition to any criminal or civil penalties prescribed by law, violation of this Policy constitutes grounds for adverse actions, including termination of employment or, with respect to Representatives, termination of any relationship with the Company.

(b) The Company may also be entitled to recover from a person who engages in Insider Trading an amount up to three times the profit made, or the loss avoided, by the person by reason of the trade, plus reasonable costs and attorneys' fees.

7. Definitions

The following defined terms are provided for ease of reference. Additionally, as used in this Policy, the singular includes the plural and vice versa, and any reference to gender includes all genders. The words "include," "including" or any derivation thereof are not limited by virtue of any enumeration and shall be deemed followed by the words "without limitation."

"Company Securities" means all Securities issued by the Company or its subsidiaries, including common stock and preferred stock.

"Derivative Securities" are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity or other security, including Company Securities.

"Insider" is a person who is in possession of Material Nonpublic Information concerning the Company or another entity by reason of his or her affiliation with the Company. This includes

all Covered Persons. For purposes of this Policy, any family member who lives in the same household as an Insider is also considered an Insider.

"Market Professional" is any person who is, or is associated with (i) a securities broker-dealer, (ii) investment advisers or certain institutional investment managers, and (iii) investment companies, private equity and hedge funds and their affiliated persons. These categories include sell-side analysts, buy-side analysts, institutional investment managers and other market professionals who may be likely to trade on the basis of selectively disclosed information.

"Material" information is information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities. "Materiality" is fact-specific, and it is not possible to define all categories of Material information or determine whether specific information is Material outside its factual context, the following types of information typically are regarded as Material. The following are examples only and this list is not intended to be and is not a complete list of all information that may be Material:

- Revenue, including revenue growth rates;
- Gross and net interest margins and spreads including projections of such items;
- Earnings, including estimates on future earnings;
- Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
- Developments regarding customers (when applicable) or strategic partners (including the acquisition or loss of an important contract or relationship);
- Changes in senior management;
- Changes in compensation policy;
- A change in auditors or auditor notification that the Company may no longer rely on an audit report;
- Financings and other events regarding the Company's Securities (e.g., defaults on debt Securities, calls of Securities for redemption, repurchase plans, stock splits, public or private sales of additional Securities, tender offers, and repurchases of Securities);
- Significant litigation;
- Bankruptcy, corporate restructuring or receivership; and
- Any factor that would cause the Company's financial results to be substantially different from the Company's publicly announced projections, analyst estimates, prior trends or previous filings.

Material information also could be information relating to any other person or entity with which the Company does business or is involved in a business relationship, such as, for example, a borrower, depositor, vendor, strategic partner, potential merger partner or large shareholder.

"Nonpublic Information" means information that has not been Publicly Disclosed by the Company or a third party, as applicable.

"Public Disclosure" or "Publicly Disclosed" means a communication or series of communications calculated to reach the general public, such as a press release widely disseminated over a national wire service or a public webcast presentation and reported in a Form 8-K or other filing with the SEC. Disclosure to a large group of financial analysts, other Market Professionals or investors, or comments made in interviews or via social media generally do not constitute Public Disclosure, unless the information has been previously Publicly Disclosed. Generally, Public Disclosure will be deemed to have been accomplished at the close of business on the first business day after such information is publicly disclosed in a manner described above.

"Qualified Selling Plan" generally is a written plan that has been adopted and implemented by a Covered Person or shareholder for selling Company Securities that conforms to all requirements of SEC Rule 10b5-1 or any successor rule.

"Section 16 Officer" means any officer described in SEC Rule 16a-1(f) under the Securities Exchange Act of 1934, including the Company's president, chief executive officer, principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company's subsidiaries (or any parent company, if any) are deemed officers of the Company, if they perform such policy-making functions for the Company.

"Security" includes common stock, options, warrants, restricted stock, restricted stock units, stock appreciation rights, debentures and all other securities of an entity the value of which is related to or derived from an entity's common stock or other securities.

"Securities Laws" means the Securities Act of 1933, the Exchange Act (together with the Securities Act of 1933 (the "U.S. Securities Laws"), all applicable Blue Sky Laws, and all applicable non-U.S. securities laws.